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OFFER TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING SHARES OF
COMMON STOCK
AND
SERIES A CONVERTIBLE PREFERRED STOCK
OF
EXEGENICS INC.
AT
$0.40 NET PER SHARE
BY
FOUNDATION GROWTH INVESTMENTS LLC
AND
EI ACQUISITION INC.,
A WHOLLY-OWNED SUBSIDIARY OF
FOUNDATION GROWTH INVESTMENTS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 25, 2003, UNLESS THE OFFER IS EXTENDED.

        EI ACQUISITION INC., A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION GROWTH INVESTMENTS LLC, IS OFFERING TO PURCHASE, AT A PRICE OF $0.40 PER SHARE, ALL OUTSTANDING SHARES OF COMMON STOCK AND SERIES A CONVERTIBLE PREFERRED STOCK OF EXEGENICS INC., ON THE TERMS AND SUBJECT TO THE CONDITIONS SPECIFIED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

        THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT LEAST THE NUMBER OF SHARES OF EXEGENICS COMMON STOCK ("COMMON STOCK") AND SHARES OF EXEGENICS SERIES A CONVERTIVBLE PREFERRED STOCK ("PREFERRED STOCK" TOGETHER WITH THE COMMON STOCK, THE "SHARES") (DETERMINED AS IF SHARES OF THE PREFERRED STOCK HAVE BEEN CONVERTED INTO SHARES OF COMMON STOCK) THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMMON STOCK ON AN AS-CONVERTED BASIS (DETERMINED BY ADDING THE NUMBER OF SHARES OF OUTSTANDING COMMON STOCK WITH THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH SHARES OF OUTSTANDING PREFERRED STOCK ARE CURRENTLY CONVERTIBLE) (THE "MINIMUM CONDITION").

        THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER—CERTAIN CONDITIONS OF THE OFFER." THE OFFER IS NOT CONDITIONED ON EI ACQUISITION OBTAINING APPROVAL OF EXEGENICS' BOARD OF DIRECTORS.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE OR FEDERAL SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS ANY COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IMPORTANT

        Any eXegenics common or preferred stockholder desiring to tender all or any portion of such stockholder's common stock or preferred stock, should either (1) complete and sign the Letter of Transmittal (or a copy thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal, together with the certificate(s) evidencing the shares of common stock or preferred stock being tendered, and any other required documents, to EquiServe Trust Company (the "Depositary"), (2) cause the holder's broker, dealer, commercial bank, trust company or other nominee to tender the shares for such stockholder pursuant to the procedures for book-entry transfer of shares, or (3) comply with the guaranteed delivery procedures, in each case upon the terms set forth in Section 3, "The Offer—Procedure for Tendering Shares." Any holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. See Section 3, "The Offer—Procedure for Tendering Shares."

        Any holder who desires to tender shares of common stock or preferred stock and whose certificate(s) for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3, "The Offer—Procedure for Tendering Shares."

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be directed to Morrow & Co., Inc., the Information Agent for the Offer, or William Blair & Company, the Dealer Manager for the Offer, at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Dealer Manager for the Offer is:

William Blair & Company

The date of the Offer is May 29, 2003

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE OFFER		3
1.	TERMS OF THE OFFER	3
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	4
3.	PROCEDURE FOR TENDERING SHARES	5
4.	RIGHTS OF WITHDRAWAL	8
5.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER	9
6.	PRICE RANGE OF SHARES; DIVIDENDS	11
7.	CERTAIN INFORMATION CONCERNING EXEGENICS	12
8.	CERTAIN INFORMATION CONCERNING EI ACQUISITION AND FOUNDATION GROWTH INVESTMENTS	13
9.	MERGER; APPRAISAL RIGHTS	14
10.	SOURCE AND AMOUNT OF FUNDS	15
11.	CERTAIN CONDITIONS OF THE OFFER	16
12.	DIVIDENDS AND DISTRIBUTIONS	18
13.	CERTAIN LEGAL MATTERS	18
14.	CERTAIN EFFECTS OF THE OFFER	19
15.	FEES AND EXPENSES	20
16.	MISCELLANEOUS	21
SCHEDULE I INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS, AND MANAGERS OF EI ACQUISITION AND FOUNDATION GROWTH INVESTMENTS		I-1
SCHEDULE II SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE		II-1

SUMMARY TERM SHEET

        EI Acquisition Inc., a wholly-owned subsidiary of Foundation Growth Investments LLC, is offering to purchase all of the outstanding shares of common stock ("common stock") of eXegenics Inc. ("eXegenics" or the "Company") for $0.40 per share, net to the seller in cash, and all of the outstanding shares of Series A Convertible Preferred Stock ("preferred stock", together with the common stock, the "Shares") of eXegenics Inc. for $0.40 per share, net to the seller in cash. The following are answers to some of the questions you, as a stockholder of eXegenics Inc., may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

        Q:    WHO IS OFFERING TO BUY MY SECURITIES?

        A:    The Offer is being made by EI Acquisition Inc., a newly formed Delaware corporation as described in this document. EI Acquisition Inc. was formed by and is a wholly-owned subsidiary of Foundation Growth Investments LLC. See Section 8, "The Offer—Certain Information Concerning EI Acquisition and Foundation Growth Investments LLC."

        Q:    WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

        A:    We are offering to buy all shares of common stock and preferred stock. For information about the conditions to the Offer, see Introduction and Section 1, "The Offer—Terms of the Offer."

        Q:    HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

        A:    We are offering to pay $0.40 in cash for each share of common stock and $0.40 in cash for each share of preferred stock, each without interest. See Section 1, "The Offer—Terms of the Offer", for information about the terms of the Offer.

        The reason this price is less than the last sales price of the common stock on May 28, 2003 is because we do not believe this sales price reflects, among other things, the Company's operating risks, and potential liabilities, including but not limited to those alleged in that certain lawsuit filed against the directors and the Company on May 15, 2003, the likelihood of the existing management's success, and the illiquidity of the Shares. Management indicated in its March 31, 2003 Form 10Q: "We believe that we have sufficient cash and cash equivalents on hand at March 31, 2003 to finance our plan of operation through December 31, 2003." EI Acquisition believes that the price of common stock could fall well below $0.40 per Share. During 2003, on average, less than 0.2% of the Company's shares have traded on a daily basis. On October 25, 2002 trading in the Shares was transferred to the Nasdaq SmallCap Market from the Nasdaq National Market. On July 21, 2003, NASDAQ will delist the common stock if it has not traded at or above $1.00 per share for 10 consecutive trading days. According to the Company's most recent Form 10K, delisting "would likely have an adverse impact on the trading price and liquidity of our common stock."

        Q:    WHY IS PURCHASER MAKING THE OFFER?

        A:    The purpose of the Offer and the Merger is to enable Foundation Growth Investments LLC, through EI Acquisition, to acquire all of the common stock and a majority of the equity in eXegenics. Once the Offer is successfully completed, a determination will be made as to whether to carry on the business, liquidate the Company or pursue another course of action.

        For the 12 month period ended March 31, 2003, eXegenics stock price fell 79.0%. During that 12 month period, eXegenics spent almost $10,000,000 while at the same time generating only $242,000 of revenue. During the first quarter of 2003, eXegenics generated only $13,000 in revenue. The

i

majority of such revenue related to licenses with Aventis and Bristol-Myers Squibb, both of which, according to the March 31, 2003 Form 10Q, "are not continuing".

        eXegenics' has eight employees. As of May 15, 2003, these employees were "focused on acquiring drug candidates that can be successfully developed and marketed as pharmaceutical products to fight human diseases". This focus appears to have led eXegenics into merger discussions with a company called Innovative Drug Delivery Systems, Inc. ("IDDS"), announced on September 20, 2002. Eleven weeks and $2,010,000 of transaction expenses later, eXegenics "determined that a merger of the two companies is no longer in the best interest of either company". Included among the miscellaneous termination fees and expenses were a $500,000 break-up fee "to defray, in part, expenses incurred by IDDS that were associated with this transaction" and the acquisition of a $500,000 IDDS convertible note, which, according to Footnote F to the Form 10K financial statements, had "no current value".

        The Company's founder, its principal financial officer, and its business development officer each left the Company in the past four months. The remaining board members are defendants in a lawsuit filed May 15, 2003. The complaint alleges that the directors breached their fiduciary duties and wasted corporate assets. The plaintiff's first allegation is entitled "eXegenics—Not a Pretty Picture".

        Given management's record in depleting the Company's resources and the Company's dim prospects, EI Acquisition believes that the Offer Price will exceed any return that the management of eXegenics will generate on the Shares.

        Q:    DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

        A:    Yes. Foundation Growth Investments LLC will provide EI Acquisition with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining shares of common stock in the merger with eXegenics, which is expected to follow the successful completion of the Offer. See Section 10, "The Offer—Source and Amount of Funds."

        Q:    IS PURCHASER'S OR EXEGENICS' FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

        A:    Since we are paying you cash for your Shares, we do not believe that our financial condition is important to your decision to tender in the Offer. See Section 10, "The Offer—Source and Amount of Funds." Because tendering your shares in the Offer will end your ownership interest in eXegenics, including the chance to receive any possible future dividends or other payments in respect of the common stock and the preferred stock, eXegenics' financial condition may be relevant to your decision whether to tender in the Offer. As such, we have provided certain summary historical financial information concerning eXegenics in Section 7, "The Offer—Certain Information Concerning eXegenics."

        Q:    WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

        A:    We are not obligated to purchase any shares unless a sufficient number of shares of common stock and preferred stock are validly tendered and not withdrawn prior to the expiration date such that, after we purchase shares pursuant to the Offer, we would own at least a majority of the then outstanding shares of eXegenics common stock on a fully-converted basis (determined by adding the number of shares of outstanding common stock with the number of shares of common stock into which shares of outstanding preferred stock are currently convertible). See Section 11, "The Offer—Certain Conditions of the Offer."

        Q:    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

        A:    You have until 12:00 Midnight, New York City time, on the expiration date of Wednesday, June 25, 2003, to tender your Shares, unless we extend the offering period or provide a subsequent offering period. See Section 1, "The Offer—Terms of the Offer."

        Q:    CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

        A:    Yes. We may extend the Offer. If the Offer is extended, we will make a press release announcing the extension. See Section 1, "The Offer—Terms of the Offer."

        Q:    HOW DO I TENDER MY SHARES?

        A:    If you hold your shares "of record," you can tender your shares by sending the enclosed Letter of Transmittal along with your stock certificates to the Depositary, EquiServe Trust Company, at the address listed on the enclosed Letter of Transmittal. See Section 3, "The Offer—Procedure For Tendering Shares."

        If your broker holds your shares in "street name" for you, you must direct your broker to tender. Please contact your broker.

        Q:    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

        A:    You can withdraw tendered shares at any time prior to 12:00 Midnight, New York City time, on Wednesday, June 25, 2003. We will purchase all properly tendered and not withdrawn shares promptly following the expiration date if the conditions to the Offer are then met. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to the Offer are not met on the expiration date, we may extend the Offer. See Section 4, "The Offer—Rights of Withdrawal."

        Q:    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        A:    You can withdraw shares that you have already tendered by sending a notice of withdrawal to the Depositary. If you tendered your shares through a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 4, "The Offer—Rights of Withdrawal."

        Q:    IS THE OFFER SUPPORTED BY THE EXEGENICS BOARD OF DIRECTORS?

        A:    We commenced the Offer without obtaining the prior approval of the eXegenics Board of Directors. The completion of the Offer is not conditioned on the approval of the eXegenics Board of Directors. Federal securities laws require the eXegenics Board of Directors to advise eXegenics stockholders of its position on the Offer within ten business days of the date of this document. See "Introduction".

        Q:    WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

        A:    No. The Offer is the first step in deregistering the eXegenics common stock and delisting from The Nasdaq Stock Market. If the Offer is consummated, the Offer will be followed by a Merger that will result in Foundation Growth Investments LLC and their affiliates owning all of the common stock of eXegenics. As a result, eXegenics will no longer be publicly owned. See Section 14, "The Offer—Certain Effects of the Offer."

        Q:    WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        A:    According to eXegenics' March 31, 2003 10-Q, there were 16,584,108 shares of common and preferred stock outstanding. During 2003 the trading volume of the common stock has averaged 25,887 shares (representing approximately $13,187 of value) per day or .00165 of the outstanding common stock. During 2003, the closing price has ranged from $0.33 to $0.69. Foundation Growth Investments LLC does not believe that these prices reflect the true value of the common stock. On May 28, 2003, the last trading day before we announced the commencement of the Offer, the closing sale price of eXegenics' common stock reported on the Nasdaq SmallCap Market was $0.53 per share. We advise you to review recent trades in and obtain a recent quotation for eXegenics' common stock in deciding whether to tender your shares. See Section 6, "The Offer—Price Range of Shares; Dividends."

        The preferred stock is convertible into common stock and is otherwise subject to the terms and conditions set forth in eXegenics' certificate of incorporation, as amended. Following the Merger, all holders of shares of preferred stock not tendered in the Offer will continue to hold preferred stock in the surviving company but will have a significantly reduced liquidation preference. See Section 9, "The Offer—Merger; Appraisal Rights."

        Q:    WILL I HAVE THE RIGHT TO HAVE MY EXEGENICS SHARES APPRAISED?

        A:    If you tender your shares of common stock or preferred stock in the Offer, you will not be entitled to exercise statutory appraisal rights under Delaware law. If you do not tender your shares of common stock in the Offer and the Merger occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your shares of common stock plus a fair rate of interest, if any, from the date of the Merger. The appraised value of the common stock may be more than, less than or the same as the cash consideration we pay in the Offer and the Merger. If you do not tender your shares of preferred stock in the Offer and the Merger occurs, you will hold shares of preferred stock in the surviving company and you will not be entitled to exercise statutory appraisal rights. See Section 9, "The Offer—Merger; Appraisal Rights."

        Q:    IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

        A:    If you do not tender your common stock in the Offer and the Merger occurs, you will receive for your shares of common stock, the same consideration as paid in the Offer, subject to your right to dissent and demand an appraisal of the fair value of your shares of common stock under Delaware law. If you exercise your appraisal rights with respect to your common stock, you will not receive the Merger consideration unless you waive or effectively lose your appraisal rights.

        If you do not tender your preferred stock in the Offer and the Merger occurs, you will hold preferred stock in the surviving company in the Merger. You will not have the right to dissent or demand an appraisal of your preferred stock. See Section 9, "The Offer—Merger; Appraisal Rights."

        If the Merger does not occur, our purchase of shares of common stock and preferred stock will reduce the number of shares of common stock that might otherwise trade publicly and may reduce the number of holders of shares of common stock and preferred stock. These events could adversely affect the liquidity and trading price of the remaining shares of common stock held by the public. eXegenics may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies and its shares of common stock may no longer be quoted on the Nasdaq SmallCap Market. See Section 14, "The Offer—Certain Effects of the Offer," for information about the effect of the Offer on your shares of common stock and preferred stock.

        Q:    WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        A:    If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, "The Offer—Procedure for Tendering Shares."

        Q:    HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

        A:    If you are a U.S. taxpayer, your receipt of cash for eXegenics shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the eXegenics shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed. If you do not tender your preferred stock in the Offer, your receipt of preferred stock in the surviving company in the Merger will likely be treated as a tax-free recapitalization. As such, you will not recognize any gain or loss as a result of the transaction and your basis and holding period in the preferred stock in the surviving company will be the same as your basis and holding period in the shares of preferred stock that you currently hold. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See Section 5, "The Offer—Certain Federal Income Tax Consequences of the Offer."

        Q:    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        A:    If you have more questions about the tender offer, you should contact the Information Agent or the Dealer Manager at the following addresses and telephone numbers:

The Information Agent for the Offer is:

MORROW & CO., INC.

You may obtain information regarding the Offer
from the Information Agent as follows:

445 Park Avenue
New York, New York 10022

Banks and Brokerage Firms, Please call (800) 654-2468
 Stockholders, Please call (800) 607-0088
All Others Call Collect: (212) 754-8000
EXEG.info@morrowco.com

The Dealer Manager for the Offer is:

William Blair & Company

222 West Adams Street
Chicago, Illinois 60606
(312) 236-1600
800-621-0687 ext. 5333

v

To the Holders of Common Stock and Preferred Stock of
eXegenics Inc.:

INTRODUCTION

        EI Acquisition Inc., a Delaware corporation ("EI Acquisition" or the "Purchaser"), hereby offers to purchase all of the issued and outstanding shares of (i) common stock, par value $0.01 per share (the "common stock") and (ii) Series A Convertible Preferred Stock, par value $0.01 per share (the "preferred stock", together with the common stock, the "Shares"), of eXegenics Inc., a Delaware corporation ("eXegenics" or the "Company"), at a price of $0.40 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

        If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to you. We will pay all charges and expenses of EquiServe Trust Company, as Depositary (the "Depositary"), Morrow & Co., Inc., as Information Agent (the "Information Agent"), and William Blair & Company, L.L.C., as the Dealer Manager (the "Dealer Manager") incurred in connection with the Offer.

        THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT LEAST THE NUMBER OF SHARES OF EXEGENICS COMMON STOCK ("COMMON STOCK") AND SHARES OF EXEGENICS SERIES A CONVERTIBLE PREFERRED STOCK ("PREFERRED STOCK") (DETERMINED AS IF SHARES OF THE EXEGENICS PREFERRED STOCK HAVE BEEN CONVERTED INTO SHARES OF COMMON STOCK) THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF EXEGENICS COMMON STOCK ON AN AS-CONVERTED BASIS (DETERMINED BY ADDING THE NUMBER OF SHARES OF OUTSTANDING COMMON STOCK WITH THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH SHARES OF OUTSTANDING PREFERRED STOCK ARE CURRENTLY CONVERTIBLE) (THE "MINIMUM CONDITION").

        The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in merging EI Acquisition with and into eXegenics. If the Offer is successful and we own at least a majority of the outstanding Shares (on an as-converted basis), we will cause EI Acquisition to merge with and into eXegenics through a long-form merger (or a short-form merger if we own at least 90% of the Shares (on an as-converted basis)) (the "Merger"). In the Merger, each outstanding share of common stock that is not owned by us (other than shares of common stock held by stockholders who dissent from the Merger and perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the same consideration paid in the Offer, without interest. See Section 9, "The Offer—Merger; Appraisal Rights." In the Merger, each outstanding share of preferred stock will become preferred stock in the surviving company. Under the DGCL, if we own at least 90% of the outstanding Shares (on an as-converted basis), we can consummate the Merger without a vote of or prior notice to the eXegenics stockholders or Board of Directors. See Section 9, "The Offer—Merger; Appraisal Rights." As a result of the Offer and the Merger, the Shares would no longer trade publicly.

        We have not asked the eXegenics Board of Directors to approve the Offer or the Merger. The eXegenics Board must file with the Securities and Exchange Commission (the "SEC") and provide to eXegenics stockholders a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the commencement of this Offer document. We encourage you to review carefully the Schedule 14D-9 when it becomes available.

        As of the date hereof, Foundation Growth Investments LLC owns 1,000 shares of common stock of eXegenics (less than 1% of the outstanding common stock as of May 13, 2003). According to eXegenics' Form 10-Q for the quarter ended March 31, 2003, as of May 13, 2003 there were 15,673,286 shares of common stock outstanding and as of March 31, 2003 there were 910,822 shares of preferred stock outstanding. Therefore, we believe that approximately 8.29 million Shares must be tendered to satisfy the Minimum Condition.

        This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of all of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

  •
  General economic, capital market and business conditions;

  •
  terrorist attacks on the United States or international targets;

  •
  changes in government regulation;

  •
  the risks and uncertainties described in eXegenics' filings with the SEC under the Exchange Act;

  •
  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

  •
  the amount and timing of final resolution of eXegenics' liabilities.

        THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER—CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 25, 2003, UNLESS WE EXTEND IT.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.     TERMS OF THE OFFER

        Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Offer—Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), EI Acquisition will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, "The Offer—Rights of Withdrawal." The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 25, 2003, unless and until EI Acquisition shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by EI Acquisition, shall expire. The period until 12:00 Midnight, New York City time, on Wednesday, June 25, 2003, as such may be extended is referred to as the "Offering Period."

        Subject to the applicable rules and regulations of the SEC, EI Acquisition expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4, "The Offer—Rights of Withdrawal."

        Subject to the applicable regulations of the SEC, EI Acquisition also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

  (i)
  to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, "The Offer—Certain Conditions of the Offer;" and

  (ii)
  to waive any condition and to set forth or amend or change any other term and condition of the Offer except as otherwise specified in Section 11, "The Offer—Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If EI Acquisition accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). EI Acquisition confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which EI Acquisition may choose to make any public announcement, EI Acquisition shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If, during the Offering Period, EI Acquisition, in its sole discretion, shall increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. EI Acquisition confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, EI Acquisition will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight., New York City time.

        EI Acquisition may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If EI Acquisition decides to provide for a Subsequent Offering Period, EI Acquisition will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If EI Acquisition elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See Section 4, "The Offer—Rights of Withdrawal."

        We are making a request of eXegenics for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by eXegenics with such request and Rule 14d-5 and the Delaware General Corporation Law pertaining to such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), EI Acquisition will accept for payment, and will pay for, promptly after the Expiration Date, Shares validly tendered and not withdrawn. If there is a Subsequent Offering Period, all Shares tendered during the Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, EI Acquisition expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, "The Offer—Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

  •
  a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

  •
  any other documents required by the Letter of Transmittal.

        For purposes of the Offer, EI Acquisition will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when EI Acquisition gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from EI Acquisition and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Offer—Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

        EI Acquisition reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve EI Acquisition of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     PROCEDURE FOR TENDERING SHARES.

        To tender Shares pursuant to the Offer, you must, prior to the Expiration Date:

  •
  a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase; or

  •
  in the case of a transfer effected pursuant to book-entry transfer procedures such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's

    Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that EI Acquisition may enforce such agreement against the participant.

        BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17 Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by EI Acquisition, proper evidence satisfactory to EI Acquisition of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

        GUARANTEED DELIVERY. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by EI Acquisition, is received by the Depositary, as provided below, prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq SmallCap Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY EI ACQUISITION, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and EI Acquisition upon the terms and subject to the conditions of the Offer.

        APPOINTMENT OF PROXIES. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of EI Acquisition as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by EI Acquisition (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, EI Acquisition deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). EI Acquisition's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of eXegenics, by written consent in lieu of any such meeting or otherwise. EI Acquisition reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon EI Acquisition's payment for such Shares, EI Acquisition must be able to exercise full voting rights with respect to such Shares.

        DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by EI Acquisition in its sole discretion, which determination will be final and binding. EI Acquisition reserves the absolute right to reject any and all tenders determined by it not to be in proper form or for which the acceptance for payment of or payment for may, in the opinion of EI Acquisition's counsel, be unlawful. EI Acquisition also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of EI Acquisition. None of EI Acquisition, the Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. EI Acquisition's interpretation of the terms and conditions of this Offer to Purchase (including the Letter of Transmittal and Instructions thereto) will be final and binding.

        BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct TIN on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to EI Acquisition and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.     RIGHTS OF WITHDRAWAL

        Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by EI Acquisition pursuant to the Offer, may also be withdrawn at any time after July 26, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, "The Offer—Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by EI Acquisition, in its sole discretion, which determination shall be final and binding. None of EI Acquisition, the Depositary, the Information Agent the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3, "The Offer—Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

        If EI Acquisition extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to EI Acquisition's rights under the Offer, the Depositary may, nevertheless, on behalf of EI Acquisition, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash or shares of preferred stock in the surviving company in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

        The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of eXegenics. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

        Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

        The receipt of shares of preferred stock in the surviving company pursuant to the Merger by a holder of preferred stock whose preferred stock is not purchased pursuant to the Offer will likely be treated as a tax-free recapitalization for United States federal income tax purposes. As such, the holder will not recognize any gain or loss on the transaction but instead, that holder's basis and holding period in the preferred stock in the Company will become the holder's basis and holding period in the preferred stock in the surviving company.

        THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.     PRICE RANGE OF SHARES; DIVIDENDS

        eXegenics' common stock is currently listed on the Nasdaq SmallCap Market under the "EXEG". On July 30, 2002, eXegenics announced it received notification from Nasdaq that it failed to comply with Nasdaq's minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq National Market. On October 25, 2002 the stock was transferred to the Nasdaq SmallCap Market from the Nasdaq National Market. In January 2003, eXegenics announced that Nasdaq granted eXegenics an extension, through July 21, 2003, to regain compliance with Nasdaq's listing requirement of a minimum $1.00 bid-per-share. If the eXegenics common stock fails to trade at or above $1.00 per share for a minimum of 10 consecutive trading days by July 21, 2003, its stock will be delisted from the Nasdaq SmallCap Market. eXegenics' preferred stock is not quoted or listed on The Nasdaq Stock Market or on an exchange.

        The table below sets forth the high and low sales prices for the common stock as reported on the Nasdaq SmallCap Market during the periods indicated. The Nasdaq quotations reflect high and low bid information and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range of Common Stock
	High	Low
Year Ended December 31, 2001:
First Quarter	$8.25	$2.66
Second Quarter	$4.85	$3.00
Third Quarter	$4.50	$2.22
Fourth Quarter	$4.09	$2.00
Year Ended December 31, 2002:
First Quarter	$3.50	$1.50
Second Quarter	$1.77	$0.75
Third Quarter	$0.92	$0.46
Fourth Quarter	$0.68	$0.29
Year Ended December 31, 2003:
First Quarter	$0.84	$0.28
Second Quarter through May 28, 2003	$0.75	$0.27

        eXegenics' Form 10-K for the year ended December 31, 2002 states that as of March 19, 2003, there were approximately 200 stockholders of record of eXegenics' common stock. EI Acquisition does not know the number of stockholders of record of eXegenics' preferred stock.

        eXegenics has never declared or paid any cash dividends on its common stock.

        On May 28, 2003, the last full trading day prior to announcement of the Offer, the reported sale price of the shares of common stock on the Nasdaq SmallCap Market was $0.53 per share of common stock. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES OF COMMON STOCK.

        eXegenics' preferred stock is currently convertible share-for-share into eXegenics' common stock.

7.     CERTAIN INFORMATION CONCERNING EXEGENICS

        Stockholders are urged to review the publicly available information concerning eXegenics before acting on the Offer.

        eXegenics is a Delaware corporation with its principal corporate offices located at 9000 Harry Hines Blvd., Ste. 330, Dallas, Texas 75235 (Telephone: 214-358-2000).

        To our knowledge, eXegenics has not obtained any appraisal, report or opinion relating to the Offer. As of the date hereof, we do not know if any executive officer, director or affiliate of eXegenics intends to tender shares in the Offer.

        AVAILABLE INFORMATION. eXegenics is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

        Except as otherwise stated in this Offer to Purchase, the information concerning eXegenics contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although we do not have any knowledge that any such information is untrue, we do not assume any responsibility for the accuracy or completeness of such information or for any failure by eXegenics to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to us.

        SELECTED CONSOLIDATED FINANCIAL INFORMATION: The following table sets forth summary historical consolidated financial data for eXegenics as of and for the three months ended March 31, 2003 and 2002 and as of and for each of the years ended December 31, 2002 and 2001.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in eXegenics' Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and the unaudited consolidated interim financial information contained in eXegenics' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and 2002, as amended, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by eXegenics with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2003	2002	2002	2001
	(unaudited)		(unaudited)
	(in thousands of dollars, except per share amounts)
Income Statement Data:
Total revenues	$13	$333	$562	$1,333
Operating loss	(1,062)	(1,969)	(11,030)	(10,518)
Net loss	(987)	(1,769)	(10,358)	(8,785)
	At March 31,		At December 31,
	2003	2002	2002	2001
Balance Sheet Data:
Total assets	$15,947	25,839	$17,515	$27,625
Total liabilities	860	1,405	1,441	1,504
Total stockholders' equity	15,087	24,434	16,074	26,121

        COMPARATIVE PER SHARE DATA: The following table sets forth the historical basic and diluted income from continuing operations per common share for the three months ended March 31, 2003 and 2002 and for each of the years ended December 31, 2002 and 2001.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2003	2002	2002	2001
	(unaudited)		(unaudited)
Basic and Diluted	$(0.07)	$(0.12)	$(0.67)	$(0.57)

8.     CERTAIN INFORMATION CONCERNING EI ACQUISITION AND FOUNDATION GROWTH INVESTMENTS LLC

        GENERAL. EI Acquisition, a Delaware corporation, is a wholly-owned subsidiary of Foundation Growth Investments LLC, a Delaware limited liability company and a private investment fund. The sole managing member of Foundation Growth Investments LLC is Foundation Growth Management LLC, a Delaware limited liability company. The members of Foundation Growth Management LLC are Terry Robbins, Timothy Leonard, and Michael Pechette. The principal executive offices of EI Acquisition, Foundation Growth Investments LLC, and Foundation Growth Management LLC are located at 225 West Washington Street, Suite 2320, Chicago, Illinois 60606, (312) 372-2000.

        Neither EI Acquisition nor Foundation Growth Investments LLC has made any arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For discussion of appraisal rights, see Section 9, "The Offer—Merger; Appraisal Rights."

        The name, citizenship, business address, business telephone number, current principal occupation and material positions held during the past five years of each of the directors and executive officers of EI Acquisition or Foundation Growth Investments LLC are set forth in Schedule I to this Offer to Purchase. To the knowledge of EI Acquisition and Foundation Growth Investments LLC, no director or officer of EI Acquisition or Foundation Growth Investments LLC has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of EI Acquisition or Foundation Growth Investments LLC has been a party to any judicial or administrative proceeding during the last five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        Neither EI Acquisition nor Foundation Growth Investments LLC nor, to the best of the knowledge of EI Acquisition and Foundation Growth Investments LLC, any of the persons listed in Schedule I hereto, nor any associate or majority-owned subsidiary of EI Acquisition or Foundation Growth Investments LLC, has effectuated any transactions in Shares in the past 60 days, other than the purchase on the Nasdaq SmallCap Market by Foundation Growth Investments LLC of 1,000 shares of common stock on May 23, 2003 for $0.57 per share.

        There have been no negotiations, transactions or material contacts during the past two years between EI Acquisition or Foundation Growth Investments LLC, or, to the best of its knowledge, any of the persons listed in Schedule I hereto, on the one hand, and eXegenics or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of eXegenics' securities, election of eXegenics' directors, or a sale or other transfer of a material amount of assets of eXegenics nor to the best knowledge of EI Acquisition have there been any negotiations or material contacts between eXegenics or any of its affiliates and any person not affiliated with eXegenics who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, during the past two years, neither EI Acquisition nor Foundation Growth Investments LLC, nor, to the best of their knowledge, any of the persons listed in Schedule I hereto, has had any transaction with eXegenics or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

        FINANCIAL INFORMATION. EI Acquisition is newly formed and has minimal assets. The parent of EI Acquisition, Foundation Growth Investments LLC, will provide EI Acquisition with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining shares of common stock in the Merger. Because the Offer Price will be paid in cash, EI Acquisition does not believe that financial information with respect to EI Acquisition and Foundation Growth Investments LLC would be material to a stockholder's evaluation of the Offer or the Merger.

9.     MERGER; APPRAISAL RIGHTS

        If, pursuant to the Offer, EI Acquisition acquires a majority of the outstanding Shares, EI Acquisition intends to, among other things, elect its own slate of three nominees (such nominees named on Schedule I hereto) to the eXegenics board. EI Acquisition intends thereafter to seek to consummate a "long-form" merger pursuant to Section 251 of the DGCL with eXegenics in which eXegenics will be the surviving company (or a "short-form" merger pursuant to Section 253 of the DGCL in the event EI Acquisition acquires 90% of the Shares in the Offer). EI Acquisition intends for the Merger to occur as soon as possible after completion of the Offer. Upon the effective date of the Merger:

  •
  each share of preferred stock not tendered in the Offer that is issued and outstanding immediately prior to the date of the Merger will convert in the Merger into one share of new preferred stock of the surviving company. The terms and conditions of this new preferred stock will be substantially similar to the existing preferred stock, except the new preferred stock will have (1) a liquidation preference of $0.01 per share of new preferred stock over the new common stock and (2) the right to convert each new share of preferred stock only into its pro rata amount of 6.0% of the fully-diluted new common stock of the surviving entity (assuming that for purposes of determining "pro rata amount", 910,822 shares of existing shares of preferred stock convert into 910,822 shares of new preferred stock). To the extent the Merger may affect the rights, preferences and privileges of the existing preferred stock, those consequences would be the product of the Merger;

  •
  each share of common stock issued and outstanding immediately prior to the effective date of the Merger (other than shares of common stock held by public stockholders, if any, who are entitled to and who properly exercise their dissenters' rights (see "—Appraisal Rights" below) under the DGCL), will be cancelled and extinguished and be converted into and become a right to receive the Offer Price; and

  •
  the holders of outstanding shares of EI Acquisition's capital stock issued and outstanding immediately prior to the effective date of the Merger shall receive for each share of EI Acquisition held, one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

        THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

        APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of shares of common stock who has neither tendered their shares of common stock in the Offer nor voted in favor of the Merger (if a vote is required) and who properly demands an appraisal of their shares of common stock under Section 262 of the DGCL will be entitled, in lieu of receiving the Merger consideration, to receive a payment in cash equal to the fair value of their shares of common stock as determined by an appraisal by the Delaware Court of Chancery (which shall be determined exclusive of any element of value arising from the accomplishment or expectation of the Merger) together with a fair rate of interest, if any, to be paid from the date of the Merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the shares of common stock, including, among other things, asset values and earning capacity.

        Since holders of shares of common stock do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than ten days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of shares of common stock as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.

        If any holder of shares of common stock who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the shares of such common stockholder will be converted into the right to receive the cash consideration offered in the Merger. A common stockholder may withdraw his demand for appraisal by delivery to EI Acquisition of a written withdrawal of his demand for appraisal.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Schedule II to this Offer to Purchase.

        FAILURE TO STRICTLY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

10.   SOURCE AND AMOUNT OF FUNDS

        EI Acquisition estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $8,000,000.

EI Acquisition's parent, Foundation Growth Investments LLC, will contribute to EI Acquisition the funds necessary to complete the Offer.

11.   CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other term of the Offer, EI Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Company's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer) to pay for any shares of eXegenics common stock and preferred stock tendered pursuant to the Offer not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date hereof and before the acceptance of such eXegenics common stock and preferred stock for payment or the payment therefor, any of the following conditions shall occur:

          (a)   any change (or any condition, event or development involving a prospective change) shall have occurred, in, (or be threatened with respect to) the properties, assets, liabilities, capitalization, stockholders equity, financial condition, prospects or results of operation of eXegenics which has or would be reasonably likely to have a material adverse effect on eXegenics or result in a material diminution in value of eXegenics' assets or impose voting requirements in excess of majority shareholder approved with respect to the Offer or Merger; or

          (b)   any preliminary or permanent judgment, order, decree, ruling, injunction, litigation, action, proceeding or application shall be instituted, pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit or delay consummation of, or materially alter, increase the cost of, or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to EI Acquisition; or

          (c)   any statute, including without limitation any state anti-takeover statute (including DGCL Section 203), rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit or delay consummation of, or materially alter, increase the cost of, or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to EI Acquisition; or

          (d)   there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e)   any tender or exchange offer with respect to some or all of the outstanding Shares (other than the Offer), or a merger, acquisition or other business combination proposal for eXegenics (other than the Offer and the Merger), shall have been proposed, announced or made by any person, entity or group;

          (f)    EI Acquisition and eXegenics shall have reached an agreement or understanding that the Offer be terminated or amended or EI Acquisition (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire eXegenics by merger or similar business combination, or purchase of Shares or assets of eXegenics; or

          (g)   there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer, a sufficient number of Shares such that, after such shares are purchased by Purchaser pursuant to the Offer, Purchaser will own at least a majority of the then outstanding Shares (the "Minimum Condition"); or

          (h)   eXegenics or any subsidiary of eXegenics shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on the date of commencement of the Offer) of any class (including, without limitation, the shares of common stock or preferred stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of eXegenics, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of commencement of the Offer, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of eXegenics that might, individually or in the aggregate, have an material adverse effect on eXegenics or result in a material diminution in the value of eXegenics' assets; or

          (i)    eXegenics shall have amended or proposed or authorized any amendment to its certificate of incorporation, as amended, or bylaws or similar organizational documents or we shall have learned that eXegenics shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by eXegenics and also set forth in filings with the SEC; or

          (j)    any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or would have a reasonable likelihood of having an adverse effect; or

          (k)   eXegenics shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; which in our sole judgment, in each case with respect to each and every matter referred to above, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment; or

          (l)    eXegenics or its Board of Directors shall have implemented, and not withdrawn or terminated, a stockholder rights plan or similar "poison pill";

which in the reasonable judgment of Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.

        The foregoing conditions are for the sole benefit of EI Acquisition and its affiliates and may be asserted by EI Acquisition, in its sole discretion, regardless of the circumstances giving rise to any such conditions, or maybe be waived by EI Acquisition, in whole or in part, at any time and from time to time, in the sole discretion of EI Acquisition. The failure by EI Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

12.   DIVIDENDS AND DISTRIBUTIONS

        If, on or after the date hereof, eXegenics should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 11, "The Offer—Certain Conditions of the Offer," EI Acquisition, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased. If, on or after the date hereof, eXegenics should declare or pay any dividend or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer to EI Acquisition or its nominee or transferee on eXegenics' stock transfer records of the Shares purchased pursuant to the Offer, then, subject to the provisions of Section 11, "The Offer—Certain Conditions of the Offer," (1) the Offer Price and other terms of the Offer may, in the sole discretion of EI Acquisition, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of EI Acquisition and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of EI Acquisition, accompanied by appropriate documentation of transfer, or (b) at the direction of EI Acquisition, be exercised for the benefit of EI Acquisition, in which case the proceeds of such exercise will promptly be remitted to EI Acquisition Pending such remittance and subject to applicable law, EI Acquisition will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by EI Acquisition in its sole discretion.

13.   CERTAIN LEGAL MATTERS

        GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to eXegenics, EI Acquisition is not aware of any licenses or other regulatory permits which appear to be material to the business of eXegenics and which might be adversely affected by the acquisition of Shares by EI Acquisition pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by EI Acquisition pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, EI Acquisition does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to eXegenics' or EI Acquisition's business or that certain parts of eXegenics' or EI Acquisition's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause EI Acquisition to elect to terminate the Offer without the purchase of the Shares thereunder. EI Acquisition's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Offer—Certain Conditions of the Offer."

        ANTITRUST COMPLIANCE. The Purchaser believes that the Offer and the Merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made.

        SECTION 203 OF THE DGCL. In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder. Under Section 203, the restrictions described above do not apply if, among other things, (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203; provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on The Nasdaq Stock Market or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder "inadvertently' and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

14.   CERTAIN EFFECTS OF THE OFFER

        PARTICIPATION IN FUTURE GROWTH. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of eXegenics and will not have the right to vote on corporate matters relating to eXegenics.

        MARKET FOR SHARES. The purchase of shares of common stock by EI Acquisition pursuant to the Offer will reduce the number of shares of common stock that might otherwise trade publicly and may reduce the number of holders of shares of common stock, which could adversely affect the liquidity and market value of the remaining shares of common stock held by the public. The shares of preferred stock are not listed on an exchange or quoted on The Nasdaq Stock Market.

        STOCK QUOTATIONS. The shares of common stock are quoted on the Nasdaq SmallCap Market. According to published guidelines of the National Association of Securities Dealers, the shares of common stock would no longer be eligible for quotation on the Nasdaq SmallCap Market if eXegenics terminates the Exchange Act registration of the shares of common stock as described below.

        If the shares of common stock were to cease to be quoted on the Nasdaq SmallCap Market, the market for the shares of common stock could be adversely affected. The extent of the public market for the shares of common stock and the availability of any quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of common stock remaining at such time, the interest in maintaining a market in the shares of common stock on the part of securities firms and other factors.

        EXCHANGE ACT REGISTRATION. The shares of common stock are currently registered under the Exchange Act. The shares of preferred stock are not registered. The registration of the common stock may be terminated by eXegenics upon application to the SEC if the outstanding shares of common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of common stock. Termination of registration of the shares under the Exchange Act would reduce the information required to be furnished by eXegenics to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the shares. Furthermore, the ability of "affiliates" of eXegenics and persons holding "restricted securities" of eXegenics to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, the shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". EI Acquisition intends to seek to cause eXegenics to apply for termination of registration of the shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

15.   FEES AND EXPENSES

        Except as set forth below, EI Acquisition will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        Foundation Growth Investments LLC has retained William Blair & Company, L.L.C. to render certain investment banking services to EI Acquisition and Foundation Growth Investments LLC in connection with the Offer and the Merger and to act as Dealer Manager in connection with the Offer, pursuant to which William Blair & Company, L.L.C. will receive customary fees upon consummation of the Merger.

        In addition, if the Merger does not occur and Foundation Growth Investments LLC or any of its affiliates are paid a break-up, termination or similar fee by the Company, then Foundation Growth Investments LLC has agreed to pay William Blair & Company a customary break-up fee. If the Merger does not occur and no break-up fee is paid, then Foundation Growth Investments LLC has agreed to reimburse William Blair & Company for its reasonable expenses arising our of William Blair & Company's engagement. Foundation Growth Investments LLC has also agreed to indemnify William Blair & Company against certain liabilities and expenses in connection with its engagement.

        William Blair & Company has rendered various investment banking services and other advisory services to Foundation Growth Investments LLC and its affiliates in the past and is expected to continue to render such services for which they have received and will continue to receive customary compensation from Foundation Growth Investments LLC and its affiliates. In the ordinary course of business, William Blair & Company and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, William Blair & Company and its affiliates may hold positions, for their own account or the account of customers, in equity, debt or other securities of the Company.

        EI Acquisition has also retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable customary compensation for such services, plus reimbursement of out-of-pocket expenses, and EI Acquisition will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

        EI Acquisition has retained EquiServe Trust Company to act as the Depositary in connection with the Offer. EI Acquisition will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by EI Acquisition for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        The following is an estimate of the fees and expenses to be incurred by EI Acquisition:

Filing Fees	$537
Depositary Fees	20,000
Information Agent Fees	15,000
Dealer Manager Fee	25,000
Legal, Financial Advisory, Printing and Miscellaneous Fees and Expenses	739,463

Total	$800,000

16.   MISCELLANEOUS

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. EI Acquisition may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        EI Acquisition is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If EI Acquisition becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, EI Acquisition will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, EI Acquisition cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of EI Acquisition by one or more registered brokers or dealers under the laws of such jurisdiction.

        EI Acquisition has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, "The Offer—Certain Information Concerning eXegenics".

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF EI ACQUISITION NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

May 29, 2003

                      EI ACQUISITION, INC.

                      FOUNDATION GROWTH INVESTMENTS LLC

SCHEDULE I
INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS,
AND MANAGERS OF EI ACQUISITION AND
FOUNDATION GROWTH INVESTMENTS LLC

Directors, Officers, and Managers of EI Acquisition Inc. and Foundation Growth Investments LLC

        Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of EI Acquisition Inc. and Foundation Growth Investments LLC and related information. Each person identified below has held his position since May 21, 2003. The principal address of EI Acquisition Inc. and Foundation Growth Investments LLC, and the current business address for each individual listed below is c/o EI Acquisition Inc., 225 West Washington Street, Suite 2320, Chicago, Illinois 60606; Telephone: (312) 551-9900.

Name	Age	Position
Timothy Leonard	44	Director, President
Terry Robbins	42	Director, Treasurer
Michael Pechette	47	Director, Secretary

Timothy Leonard

        Mr. Timothy Leonard serves as a Director and as President of EI Acquisition Inc. and as Founding Member of Foundation Growth Management LLC, the managing member of Foundation Growth Investments LLC, a private investment fund. From May, 1997 through January, 2000, Mr. Leonard served as Vice President, Treasurer and Chief Financial Officer of DBT Online, Inc., a NYSE company engaged in the aggregation of public record data utilized primarily by the government, investigative and pre-employment markets. DBT Online, Inc. was sold to Choicepoint, Inc. in January, 1997. From January, 1997 through March, 2003, Mr. Leonard served as Executive Vice President and Chief Financial Officer of Total eData Corporation, a privately-held company engaged in the aggregation of online and offline data for marketing purposes. Total eData was acquired in April, 2002 by Choicepoint, Inc. He began his career with Ernst & Young (formerly Ernst & Whinney) where he specialized on large multi-national manufacturing, distribution and retail publicly traded companies who were actively involved in mergers and acquisitions. Mr. Leonard received his B.S. degree in Accounting from the University of Delaware. He is a member of the Pennsylvania and American Institute of Certified Public Accountants. Mr. Leonard is a citizen of the United States.

Terry Robbins

        Mr. Terry Robbins serves as a Director and as Treasurer of EI Acquisition and as Founding Member of Foundation Growth Management LLC, the managing member of Foundation Growth Investments LLC, a private investment fund. Mr. Robbins founded and has been Managing Partner of Robbins & Associates LLC, an accounting and consulting firm, since 1990. He also serves on the Board of Directors of SOUNDIES, Inc., a music entertainment company, since 1999 and as the Chief Financial Officer of Navicure, Inc., a healthcare claims processing company, since 2001. Mr. Robbins has over twenty years of investment, investment advisory and financial executive operating experience involving a variety of companies and industries. From 1982 through 1990, Mr. Robbins worked at Arthur Andersen & Company. Mr. Robbins earned a BBA degree from The University of Iowa in 1982. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Robbins is a citizen of the United States.

I-1

Michael Pechette

        Mr. Michael Pechette serves as a Director and as Secretary of EI Acquisition and as Founding Member of Foundation Growth Management LLC, the managing member of Foundation Growth Investments LLC, a private investment fund. Mr. Pechette founded and has been President of Founders Capital Corporation, a boutique merchant bank serving middle market companies and entrepreneurs, since 1993 and has served on the Board of Directors of SOUNDIES, Inc. since 2002. Mr. Pechette has over twenty years of financial advisory and executive operating experience involving technology companies such software and electronic instrumentation, industrial companies such as plastic molders and metal fabricators and retail companies. He has been involved in raising capital for start-ups as well as implementing acquisitions and divestitures for established companies. He has been responsible for the day-to-day legal and executive management of several start-up companies and served as a financial executive in a number of $25 million revenue enterprises. Prior to establishing Founders Capital Corporation, Mr. Pechette was a Vice President with Mansur Capital Corp., a private leveraged buyout firm, where he was responsible for soliciting and reviewing acquisition candidates and overseeing portfolio companies. He was also a member of The Northern Trust Corporate Finance Department responsible for its merger and acquisition activity. He began his career with Arthur Andersen & Co.'s tax department where he specialized in the tax aspects of corporate mergers and acquisitions. Mr. Pechette received his B.S. degree in Accounting and a J.D. degree from Indiana University. He is a member of the Illinois and Indiana Bars and is a Certified Public Accountant. Mr. Pechette is a citizen of the United States.

I-2

SCHEDULE II
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

        SECTION 262.  APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of the State of Delaware who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. `98, eff. 7-1-98.)

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:
EQUISERVE TRUST COMPANY
By First Class Mail:	By Facsimile Transmission:	By Hand:
EquiServe Trust Company	781-575-2901	EquiServe Trust Company
Attn: Corporate Actions		c/o Securities and Transfers &
P.O. Box 43014	For Information Telephone:	Reporting Services, Inc.
Providence, RI 02940-3014	781-575-3120	100 William Street Galleria
New York, NY 10038
By Certified or Express Delivery: EquiServe Trust Company Attn: Corporate Actions 150 Royall Street Canton, MA 02021

        Any requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MORROW & CO., INC.

445 Park Avenue, 5th Floor
New York, New York 10022
Banks and Brokers call: (800) 654-2468
 Stockholders call: (800) 607-0088
All Others call: (212) 754-8000
EXEG.info@morrowco.com

The Dealer Manager for the Offer is:

William Blair & Company

222 West Adams Street
Chicago, Illinois 60606
(312) 236-1600
800-621-0687 ext. 5333

QuickLinks

IMPORTANT
SUMMARY TERM SHEET
THE OFFER